SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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FILED BY A PARTY OTHER THAN THE REGISTRANT ☑
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☐      Definitive Proxy Statement
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☐      Soliciting Material under Rule 14a-12
INSITE VISION INCORPORATED
(Name of the Registrant as Specified In Its Charter)
PINTO TECHNOLOGY VENTURES, L.P.
PINTO TECHNOLOGY VENTURES GP, L.P.
PINTO TV GP COMPANY LLC
EVAN S. MELROSE, M.D.
MATTHEW S. CRAWFORD
RICK D. ANDERSON
TIMOTHY P. LYNCH
TIMOTHY McINERNEY
ROBERT O’HOLLA
ANTHONY J. YOST
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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                  PTV Sciences
September 10, 2008
Dear Fellow InSite Vision Stockholders:
          As you know, Pinto Technology Ventures (“PTV Sciences”) and InSite Vision Incorporated (“ISV”) have in recent weeks been involved in a contested proxy solicitation in connection with the upcoming 2008 Annual Meeting of Stockholders of ISV. From the beginning of this process—dating back to communications between PTV Sciences and ISV that significantly pre-dated the public communications concerning this contest—PTV Sciences has sought to effect meaningful, positive changes at ISV that it believes are in the long-term best interests of all stockholders.
Pinto’s Objectives in this Proxy Contest
          Although some have inaccurately suggested that the purpose of this contest is for PTV Sciences to gain control of ISV, our objective has never been to control ISV. Rather, our intention has always been—and continues to be—bringing about necessary changes in the governance of the company that we believe are in the best interests of the company and all ISV stockholders. Over the past several months, we repeatedly reached out to the current Board and management of ISV, offering constructive proposals to implement meaningful changes. However, these initiatives were largely rebuffed. Ultimately, we reluctantly embarked on this proxy contest as a last resort, based on our assessment that a dramatic change at the board level seemed to be the only viable means of bringing about necessary changes at ISV.
          From PTV Sciences’ very first public communication regarding this contest, we have consistently stated our commitment to open, transparent and honest communications with stockholders, and we have invited and welcomed all communications with stockholders. Because this contest has never been about PTV Sciences acquiring control, we have continuously maintained, in all of our public filings and our private communications with ISV, that we remain open to a reasonable settlement that is in the best interests of stockholders. In recent days, we have heard an increasing number of stockholders encouraging PTV Sciences and ISV to work together for a mutually agreeable compromise. We are taking these requests seriously.
September 8, 2008 Conference Call with Stockholders
          On September 8, 2008, Kumar Chandrasekaran, PhD, ISV’s chairman and chief executive officer, participated in a conference call with a group of ISV stockholders. Representatives of PTV Sciences, including Dr. Evan Melrose, were present on the call. During the call, a number of stockholders directed questions and comments to Dr. Chandrasekaran encouraging ISV to work together with PTV Sciences to amicably resolve this proxy contest. In response to these questions and comments, Dr. Chandrasekaran communicated, for the first time, a position that expressed a willingness to provide PTV Sciences with meaningful board representation and reasonable assurances of continued rights to such representation. Following these comments, Dr. Melrose reiterated on the call PTV Sciences’ desire to resolve the contest amicably and briefly outlined a framework for a potential settlement that would be acceptable to PTV Sciences. Dr. Chandrasekaran and Dr. Melrose each agreed to work offline to seek to reach a resolution.

September 8, 2008 Settlement Proposal from PTV Sciences to ISV
          In furtherance of Dr. Melrose’s conversation with Dr. Chandrasekaran on the conference call, later on September 8, 2008, PTV Sciences sent, via email, a letter to ISV’s board of directors, c/o Dr. Chandrasekaran outlining the key terms on which PTV Sciences would be willing to settle the proxy contest: the announcement of Dr. Chandrasekaran’s intention to resign as CEO and the immediate search for a new CEO; the designation of a non-executive chairman to advance a pro-stockholder agenda at the Board; and two board seats and appropriate committee representation for PTV Sciences. In our September 8, 2008 proposal, we invited the representatives of ISV’s board—assuming that the broad terms that we had outlined were acceptable to them— to meet with representatives of PTV Sciences at any time, at any place, over the following two days, in order to negotiate the final details of a settlement, including Dr. Chandrasekaran’s role in the company following his transition from CEO, PTV Sciences’ role in the recruitment of a successor CEO, the appropriate parameters for continued PTV Sciences representation on the board of directors and board committees, and the finalization of other customary details.
September 9, 2008 Telephone Conference Among Dr. Melrose, Mr. Anderson and Dr. Chandrasekaran
          When we had received no reply at all from anyone affiliated with ISV by the close of business on Tuesday, September 9, 2008 in response to our proposal, Dr. Melrose and Mr. Anderson called Dr. Chandrasekaran directly to confirm that he had received the letter and to assess the Board’s willingness to engage in a dialogue with PTV Sciences. On that call, Dr. Chandrasekaran informed Dr. Melrose and Mr. Anderson that he had forwarded our proposal along to the members of the Board. However, Dr. Chandrasekaran also advised Dr. Melrose and Mr. Anderson that the ISV directors would not be available to meet with them to try to resolve the proxy contest until sometime next week (i.e., the week of September 15, 2008). Dr. Melrose and Mr. Anderson reiterated their willingness to meet with a subset of the board at any time and any place as soon as possible, and encouraged Dr. Chandrasekaran to impress upon the other directors the urgency of the situation.
Current Status
          We firmly believe that the terms outlined in our latest proposal to ISV on September 8, 2008 represent a meaningful compromise and a framework of a settlement that is in the best interests of the company and its stockholders. As such, we hope that the current directors will seriously consider it and receive it favorably. As we have consistently stated, it is our strong desire to resolve this situation quickly and amicably. However, because we can not guarantee that the Board will be willing to negotiate on these, or any, terms, we intend to continue moving forward with our proxy solicitation efforts, in the event that a settlement can not be reached.
          In closing, PTV Sciences and our nominees continue to believe in the future and long-term prospects of this company. We thank the large number of you who have expressed your support for the changes that we are seeking to effect for the good of all stockholders, and we appreciate your continued support. Consistent with our previous communications and commitment, we remain open and willing to explore amicable terms to resolve this proxy contest that create immediate, meaningful changes that will benefit every stockholder. Our immediate goal is to conclude this proxy contest and begin the next phase of our relationship of working together to advance our common goals of growing the business and increasing stockholder value.

As always, we remain available to speak with any and all stockholders who have questions, comments or concerns regarding this process. You can reach us at 512-542-0010.
Respectfully yours,

Evan Melrose, MD	Rick Anderson
PTV Sciences	PTV Sciences
Notice
In connection with InSite Vision Incorporated’s upcoming 2008 annual meeting of stockholders (the “Annual Meeting”), Pinto Technology Ventures, L.P. (“PTV”), has filed with the Securities and Exchange Commission (the “SEC”) a proxy statement (the “PTV Proxy Statement”) and related materials for the solicitation of proxies from InSite stockholders for use at the Annual Meeting. PTV, its director nominees and certain of PTV’s affiliates are or may be deemed to be participants in the solicitation of proxies with respect to the Annual Meeting. Information regarding PTV, its nominees and such participants is contained in the Schedule 14A and related materials filed by PTV with the SEC. InSite stockholders should read the PTV Proxy Statement and related materials filed with the SEC with respect to the Annual Meeting because they contain important information. These materials are available without charge at the SEC’s website at www.sec.gov.